Exhibit 10.2

EXECUTIVE ANNUAL INCENTIVE PLAN
Amended and Restated as of October 1, 2026

Approved by: _______/s/ Will Trumm_____________________________________     05/27/2026
Will Trumm, EVP & Chief Administrative, HR, & Federal Affairs Officer    Date
Validation Date:    05/22/2026
Review Frequency:    3 years
Validated By:    Stephen Gaby

TABLE OF CONTENTS

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1.PURPOSE AND SCOPE

1.1Establishment. The Tennessee Valley Authority (“TVA”) hereby amends and restates in its entirety its short-term incentive program for officers and executives, which shall be known as the “Executive Annual Incentive Plan” (“EAIP” or “Plan”). The Plan supports TVA’s compensation philosophy, which is designed to attract, retain, and engage employees needed to accomplish TVA’s broad mission.

1.2Purpose. The Plan is designed to encourage and reward TVA officers and other Participants for their performance and contribution to the successful achievement of financial, operational, and individual goals.

This is accomplished by linking a significant element of variable annual compensation to the accomplishment of selected short-term financial, operational, and individual performance standards. The Plan, in conjunction with salary, provides total annual compensation opportunities similar to those found at competing companies, thus assisting TVA in retaining and recruiting executive talent critical to TVA’s success.

2.DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1“Authorized Parties” means the TVA Board of Directors (“Board”) or its designees.

2.2“Corporate Performance Goals” means the annual goals established for each Corporate Performance Measure.

2.3“Corporate Performance Measures” means the specific metrics used to measure performance at the corporate level.

2.4“EAIP Award” means the actual dollar amount awarded to a Participant under the EAIP.

2.5“EAIP Incentive Opportunity” means the award opportunity expressed as a percent of the Participant’s salary.

2.6“Individual Performance Multiplier” means the adjustment to the EAIP Award based on the eligible Participant’s individual achievements and performance.

2.7“Participant” means TVA employees eligible to receive an award under the EAIP.

2.8“Performance Cycle” means the period of time over which performance is measured for the purpose of awarding incentives.

2.9“Plan Year” means TVA’s fiscal year (October 1 through September 30).

2.10“Retirement” and like phrases mean an employee has met one of the following criteria: (i) the employee has reached the age of 60 with at least five years of full-time TVA service, (ii) the employee has reached the age of 55 with at least 10 years of full-time TVA service, (iii) the employee has reached the age of 50 with at least 15 years of full-time TVA service, (iv) the employee has at least 20 years of full-time TVA service, regardless of age, (v) the employee is in the Civil Service Retirement System or Federal Employees Retirement System and is eligible for an immediate retirement benefit upon termination as outlined in the applicable plan, or (vi) in the case of an employee who has been involuntarily terminated for reasons other than Gross Misconduct, the employee has reached the age of 50 with at least 10 years of full-time TVA service.

2.11“SBU” means a Strategic Business Unit within TVA.

2.12“SBU Performance Goals” means the annual goals established for each SBU Performance Measure.

2.13“SBU Performance Measures” means the specific metrics used to measure performance at the SBU level.

2.14“Scorecard Achievement” means the level of performance compared to the approved performance measures and performance goals over the Performance Cycle (expressed as a percentage of performance).

2.15“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and other binding guidance thereunder.

2.16“Separation from Service” and like phrases shall have the meaning set forth in 26 C.F.R. §1.409A-1(h), as such provision may be amended from time to time.

2.17“Target EAIP Award” is the product of the Participant’s base salary (at the time an EAIP Incentive Opportunity is approved in accordance with this Plan) and the Participant’s EAIP Incentive Opportunity.

2.18“Total Cash Compensation” means the Participant’s compensation that includes salary plus EAIP Award.

3.PARTICIPATION

An Authorized Party shall approve individual employees as Participants in accordance with delegations approved by the Board.

Eligibility is limited to officers and key managers serving in jobs within the Officer/Executive pay band.

4.PERFORMANCE CYCLE

The EAIP performance cycle follows TVA’s fiscal year (October 1 through September 30).

5.PERFORMANCE MEASURES AND GOALS

The Plan incorporates the use of performance measures that focus primarily on the achievement of TVA’s short-term financial and/or operational goals in key areas essential for the achievement of TVA’s strategic objectives. Performance measures and goals are evaluated over the one-year period of the Performance Cycle. Performance measures, performance measure weighting, and the identification of performance goals for each performance measure will be (1) established for each Performance Cycle by the Board or its designee and (2) communicated by an Authorized Party.

The Board will generally set performance measures and goals within the first 90 days of the Performance Cycle. It is the intention of TVA that changes to the performance measures and goals will not be made during or at the conclusion of the Performance Cycle; however, the Board retains the right to do so in its discretion. The results of the performance measures and goals are approved for each Performance Cycle by the Board.

5.1Corporate Performance Measures and Goals. The Plan uses Corporate Performance Measures and Goals, which focus on key areas essential for the achievement of TVA’s strategic priorities.

5.2SBU Performance Measures and Goals. The Plan may also use SBU Performance Measures and Goals, which focus on key areas essential for top performance in identified SBUs. When SBU Performance Measures and Goals are used for a Performance Cycle:

5.2.1These measures will be focused on a balance among responsibility, rates, and reliability.

5.2.2Achievement of the SBU Performance Measures and Goals is used in the determination of EAIP Awards for all Participants in

TVA organizations that have SBU Performance Measures and Goals.

5.2.3The SBU Performance Measures and Goals for each SBU will vary depending on the type of organization and its particular goals within TVA’s strategic objectives.

5.2.4Participants who are employed in organizations that are not tied to a specific set of SBU Performance Measures and Goals will have EAIP Awards determined based on the achievement of Corporate Performance Measures and Goals.

6.DETERMINATION OF AWARDS

6.1Eligibility and Vesting. To be eligible for an EAIP Award, the Participant must (1) be a TVA employee at the end of the Performance Cycle and (2) have been employed for a minimum of 90 consecutive days during the Performance Cycle. Participants with an annual performance review rating of “Unsatisfactory” are not eligible for an award.

Participants who meet eligibility requirements and fall into one of the following categories will receive a prorated award:

•Employed for less than the full Plan Year, or
•Leave Without Pay (“LWOP”) for more than 30 days during the Plan Year (unless LWOP is due to a service-related injury or active military duty).

For the avoidance of doubt, a Participant has a vested right to an EAIP Award either (1) when he or she meets the eligibility requirements as defined above or (2) when he or she is entitled to an EAIP Award under Section 6.9.

6.2EAIP Incentive Opportunity. Annual EAIP Incentive Opportunities for each Participant are established based on market data, level of responsibility, and relationship with other TVA positions in order to ensure a consistent approach among TVA organizations. Annual EAIP Incentive Opportunities under the Plan are designed to align each position’s Total Cash Compensation with relevant labor market practices. EAIP Incentive Opportunities for each Participant are approved in accordance with delegations approved by the Board.

6.3Scorecard Achievement. Scorecards have goals that are essential to TVA success and may include goals around performance of fleet assets, reliability to customers, TVA’s impact on the environment, and overall financial and operational performance. Scorecard results for all Participants can range from 0% to 150% depending on performance.

6.4Individual Performance Multiplier. Actual EAIP Awards for eligible Participants may be adjusted, up or down, by an individual’s supervisor/manager based on an evaluation of the Participant’s individual achievements and performance over the Performance Cycle within a range of 0% to 150%. Final awards for all Participants will be approved in accordance with delegations approved by the Board.

6.5Award Calculation. EAIP Awards for Participants are calculated as follows:

EAIP Award (225% Max)	=	Salary	X	Position’s EAIP Incentive Opportunity %	X	Scorecard Achievement (0% - 150%)	X	Individual Performance Multiplier (0% - 150%)

6.6Maximum Payout. The maximum payout after all factors are applied is 150% of the Participant’s Target EAIP Award (the “Maximum Payout”). In the event that the Participant’s EAIP Award calculation (as illustrated in Section 6.5) exceeds the Maximum Payout, the Participant’s award will be adjusted not to exceed the Maximum Payout.

6.7Standard Discretion and Award Adjustment. The Board has established and can utilize a standard discretionary range to adjust the Scorecard Achievement by plus or minus 20 percent. This standard discretionary range allows the Board to account for extraordinary events or significant occurrences that impact TVA’s performance, including (but not limited to) fatalities, major accidents, significant operational issues, regulatory/environmental violations, extraordinary operational performance during extreme weather, or early achievement of a strategic objective. The adjustment within this range reflects the Board’s assessment of these events’ impact on safety, operational integrity, and mission achievement.

Notwithstanding the previous paragraph, the Board, in its sole discretion, may reduce (to zero) or increase (in an amount not to exceed the Maximum Payout established in Section 6.6) EAIP Awards for any or all Participants. This ensures that the Plan remains flexible, promotes accountability, and aligns with TVA’s commitment to operational excellence and financial health.

6.8Change in Position. Awards are based on the Participant’s base salary, the EAIP Incentive Opportunity assigned to the Participant’s position, and

TVA’s achievement of performance measures and goals for the Performance Cycle. Participants who have a change in salary, incentive opportunity, or scorecard during a Performance Cycle as a result of a change in position or reclassification will have their EAIP Award calculated based on time in each position, salary, incentive opportunity, and/or scorecard during the Performance Cycle. Participants who change their full-time/part-time status during the Performance Cycle will receive a prorated EAIP Award based on time spent at part time and full time during the Performance Cycle.

6.9Termination Prior to End of Performance Cycle. Participants who meet the eligibility requirements (e.g., employed 90 consecutive days during the Performance Cycle) and terminate employment with TVA before the end of the Performance Cycle for reasons that are beyond the Participant’s control and acceptable to TVA may be eligible to receive a prorated EAIP Award.

Participants who meet the eligibility requirements (e.g., employed 90 consecutive days during the Performance Cycle) and terminate employment with TVA before the end of the Performance Cycle for reasons that are voluntary or who are terminated “for Cause” are not eligible for any EAIP Award.

If a Participant is terminated during the Performance Cycle and the participant is eligible for Retirement (as defined by Section 2.10), the Participant’s eligibility for an EAIP Award shall be unaffected and the Participant will remain eligible for a prorated EAIP Award, if any, available to the Participant under the Plan upon Separation from Service. If eligible for Retirement, leaving for other reasons does not impact right to receive payment.

7.PAYMENT OF AWARDS

Except in the case of deferral, EAIP Awards will be paid in a lump sum during the first quarter of the next fiscal year following the Plan Year in which the awards are earned, typically late November to early December, but in no event will the EAIP Awards be paid later than December 15. EAIP Awards will be approved by an Authorized Party prior to payment in accordance with delegations approved by the Board. Each EAIP Award shall be paid in cash after deducting the amount of applicable federal, state, and local withholding taxes of any kind required by law to be withheld by TVA.

8.DEFERRAL ELECTION OPTION

    Participants may defer the payment of EAIP Awards under the Plan in accordance with the criteria set forth below:

8.1Eligibility for Deferral for Existing Participants. Participants who are employed by TVA before the performance measures and goals for a Performance Cycle have been established may be eligible to elect to defer all or a portion of any eligible EAIP Award for a Performance Cycle to the TVA Deferred Compensation Plan under the following conditions:

8.1.1The deferral election must be made before the first day of the Performance Cycle;

8.1.2The deferral election is irrevocable as of the date set forth in Section 8.1.1 above;

8.1.3The deferral must be made in 1 percent increments of the actual EAIP Award;

8.1.4Before the deferral election becomes irrevocable, the Participant must elect to have deferred amounts paid out in accordance with the options set forth in the TVA Deferred Compensation Plan; and

8.1.5The Participant performs services at TVA continuously from the date the Participant’s performance measures and goals are established through the date the deferral election is made.

8.2Eligibility for Deferral for New Participants. Participants who become eligible to participate in the Plan after the performance measures and goals for a Performance Cycle have been established and who have not at any time previously been eligible to participate in the Plan or in any other plan required to be aggregated and treated with the Plan as a single plan under Section 409A may be eligible to elect to defer a portion of any eligible EAIP Award for that Performance Cycle to the TVA Deferred Compensation Plan under the following conditions:

8.2.1The deferral election must be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan;

8.2.2The deferral is irrevocable as of the date set forth in Section 8.2.1 above;

8.2.3The deferral must be made with respect to 1 percent increments of the actual EAIP Award;

8.2.4The deferral election applies only with respect to compensation paid for services to be performed after the election is made; and

8.2.5Before the deferral election becomes irrevocable, the Participant must elect to have deferred amounts paid out in accordance with the options set forth in the TVA Deferred Compensation Plan.

9.PLAN ADMINISTRATION

9.1Authority of Plan Administrator. The Plan shall be administered by the Chief Executive Officer (“CEO”) or the designee of the CEO (the “Plan Administrator”) unless otherwise delegated by the Board. When the CEO is a Participant, the Board or its designee shall be the Plan Administrator with respect to matters affecting the CEO. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret, and administer the Plan, including without limitation, the power and authority to make factual determinations relating to, and correct mistakes in, EAIP Awards and to take such other action in the administration and operation of the Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

9.1.1The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan.

The Plan Administrator shall have the authority to prescribe the terms of any communications made under the Plan, to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any EAIP Award, and to answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan.

9.1.2The Plan Administrator may (1) notify each Participant that he or she has been selected as a Participant and (2) obtain from each Participant such agreements and powers and designations of beneficiaries as the Plan Administrator shall reasonably deem necessary for the administration of the Plan.

9.1.3To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to, authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

9.2Determinations by Plan Administrator. All decisions, determinations, and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any EAIP Award, shall be final and binding on all Participants, beneficiaries, heirs, or other persons holding or claiming rights under the Plan or any EAIP Award. The Plan

Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of an Authorized Party or any other employee of TVA and such consultants and accountants as it may select.

10.AMENDMENT OR TERMINATION OF THE PLAN

The Board may at any time amend or terminate the Plan without the consent of any Participant, beneficiary, or other person; provided that TVA and the Plan Administrator, after any such termination, shall continue to have full administrative powers to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any outstanding awards earned by Participants in accordance with the terms of the Plan. No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any Participant or any beneficiary under an EAIP Award vested before the effective date of such amendment or termination. Upon termination of the Plan, distribution of vested EAIP Awards shall be made to Participants and beneficiaries in the manner and at the time described in Section 7, unless an Authorized Party determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan.

11.GENERAL PROVISIONS

11.1Board Delegations. Approvals regarding awards under the Plan for each Participant, such as the Target EAIP Award opportunity and the amount of actual awards, will be made in accordance with delegations approved by the Board.

11.2Non-Transferability of Rights and Interests. Neither a Participant nor a beneficiary may alienate, assign, transfer or otherwise encumber his or her rights and interests under the Plan. No such interest or right to receive a distribution may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void. In the event of a Participant’s death, the Plan Administrator shall authorize payment of any EAIP Award due a Participant under the Plan to the Participant’s beneficiary.

11.3Sources of Payments. All EAIP Awards shall be payable out of TVA’s general assets. Each Participant’s or beneficiary’s claim, if any, for the payment of an EAIP Award shall not be superior to that of any general and unsecured creditor of TVA. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between TVA and any Participant, beneficiary, or other person. If an error or omission is discovered in any of the determinations, the Plan Administrator shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

11.4Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.5Limitation of Rights. Nothing in the Plan shall be construed to give any employee any right to be selected as a Participant or to receive an EAIP Award or to be granted an EAIP Award other than as is provided in this document. Nothing in the Plan or any EAIP Award issued pursuant to the Plan shall be construed to limit in any way the right of TVA to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under the Plan, or give any right to a Participant to remain employed by TVA in any particular position or capacity or at any particular rate of remuneration. During the lifetime of the Participant, only the Participant (or the Participant’s legal representative) may exercise the rights and receive the benefits of any EAIP Award.

11.6Titles. The titles of the sections herein are included for convenience of reference only and shall not be construed as part of the Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine. Such words as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

11.7Governing Law. TVA is a corporate agency and instrumentality of the United States, and the Plan shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply; provided, however, in no event shall Tennessee’s choice of law provisions apply.

11.8Authorized Representatives. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized representative of TVA.

11.9Certain Rights and Limitations. The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of TVA to discharge any employee and to treat any employee without regard to the effect that such treatment might have upon that employee as a Participant in the Plan.

11.10Compliance with Section 409A. At all times, to the extent Section 409A applies to amounts deferred under the Plan: (i) the Plan shall be operated in accordance with the requirements of Section 409A; (ii) any action that may be taken (and, to the extent possible, any action actually taken) by an Authorized Party, the Plan Administrator, and the Participants or their beneficiaries shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (iii) any provision in the Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (iv) any provision that is required by Section 409A to appear in the Plan that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth herein. The payments of EAIP Awards, to the extent no deferral election is made, are intended to be interpreted, operated, and administered in a manner consistent with the short-term deferral exemption from Section 409A. No provision of the Plan is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid hereunder, and TVA shall not, under any circumstances, have any liability to a Participant or Beneficiary for any taxes, penalties, or interest due on amounts paid or payable under the Plan, including taxes, penalties, or interest imposed under Section 409A.

11.11Tax Withholding. TVA is authorized to withhold from any EAIP Award taxes due or potentially payable in connection with any transactions involving the Plan and to take any other actions TVA may deem advisable to allow TVA to satisfy obligations for the payment of withholding taxes and other tax obligations related to any EAIP Award.